EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Michael Baehr VP of Corporate Communications & Investor Relations Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com

WFI REPORTS FIRST QUARTER 2006 RESULTS

Company Continues Strategic Transition To New Service Offerings In Government and Commercial Carrier Markets

SAN DIEGO, CA, MAY 9, 2006 – WFI (NASDAQ: WFII) today reported results for the first quarter of fiscal 2006. Revenues for the first quarter were $83.9 million compared to $90.7 million for the first quarter of last year. Loss from continuing operations in accordance with GAAP was $1.0 million or $0.01 per share (diluted), which includes $0.9 million of a stock compensation charge related to the Company’s adoption of SFAS No. 123R in January 2006. On a non-GAAP basis, excluding the impact of the stock compensation charge, EPS was approximately breakeven for the quarter. Comparatively, GAAP income from continuing operations was $2.7 million or $0.04 per share (diluted) in the first quarter of fiscal 2005. Net loss for the quarter was $0.8 million or $0.01 per share (diluted), which included the stock compensation of $0.9 million as well as income from discontinued operations of $0.2 million, compared to net income of $3.6 million or $0.05 per share (diluted) in the first quarter of fiscal 2005, which included income from discontinued operations of $0.9 million or $0.01 per share (diluted).

Revenues in the first quarter of 2006 of $83.9 million reflect a 7.5% reduction over first quarter revenues of $90.7 million in 2005. The revenue decline over comparative periods was driven by reduced revenues of $2.7 million in WFI’s carrier business and $4.5 million in WFI’s enterprise business, offset partially by a $0.4 million increase in WFI’s government business. The reduction in the Company’s carrier business revenues was related to the impact of competitive pressures and the completion of a large project in 2005 in WFI’s European operations. The reduction in the Company’s enterprise business was driven by customer delays in certain projects as well as the impact of issues encountered as a result of the completion of the earn-out period of one of the acquired companies. Operating results were also negatively impacted by unexpected cost overruns, revenue shortfalls as a result of customer delays, and by certain project execution issues in the Company’s domestic deployment business. In aggregate, these issues totaled approximately $1.7 million.

“In the first quarter, despite better than expected results from our government business, we continued to experience significant challenges in our commercial deployment business with project delays from one of our largest carrier customers and unexpected cost overruns on fixed price contracts. Our plan is to improve on our project execution while continuing to be more selective in the projects that we undertake in order to reduce the risk that is inherent in the deployment business,” said Eric M. DeMarco, President and CEO of WFI.

“As we have previously discussed, a cornerstone of WFI’s business strategy is to continue to grow our Government business, which is inherently more reliable and predictable, by focusing on providing services to DoD and Department of Homeland Security customers. Today, our government business is almost 25% of our revenues. It is the most profitable business in the Company with operating margins of over 10% and has a bid and proposal pipeline of approximately $600 million. During the quarter, we won $29 million in new contracts and ceiling increases on existing contracts, including a sizeable contract extension with the DLA and two different option year exercises for operations and maintenance and engineering services at Pt. Mugu and with the Pacific Missile Range Facility.”

“Additionally, our strategy also includes diversifying our commercial wireless business offering to include Fixed Network, IP and Core Network solutions, in addition to expanding into Land Mobile Radio, and In-Building service offerings. In the first quarter, we experienced growth in each of these initiative areas over the first quarter a year ago, with combined Fixed Net, IP and Core Net revenues increasing over 50% and In-Building revenues increasing over 400%.

“We are also pursuing a strategy of providing complete, end-to-end solutions to our customers by partnering with software, tool and product suppliers, where WFI brings access to the customers, the domain expertise gained from years of hands-on experience with a variety of the wireless carrier networks, and the ability to bundle and integrate a complete solution. We have recently demonstrated our ability to successfully deliver complete solutions to our customers in this manner via our partnership with Connectiv Solutions, Inc. for Route Watch, and we are looking to innovation such as this to drive higher value and higher margins in the future.”

WFI will hold a conference call to discuss first quarter 2006 results today at 1:30 p.m. Pacific Time. The call will be webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com.

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding anticipated operating results for 2006, the proposal and bid pipeline, future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: changes in the scope or timing of the Company’s projects; changes or cutbacks in spending by the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers;  failure to successfully consummate acquisitions or integrate acquired operations;  the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net loss, operating loss and earnings per share, may be considered non-GAAP financial measures. WFI believes this information is useful to investors because it provides a basis for measuring WFI’s available capital resources, the operating performance of WFI’s business and WFI’s cash flow, excluding the effect of stock compensation expense that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. WFI’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating WFI’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by WFI may not be comparable to similarly titled amounts reported by other companies.

Wireless Facilities, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

Unaudited

	Three Months Ended
	March 31,
	2006	2005

Revenues	$83.9	$90.7

Cost of revenues	69.3	70.0
Stock compensation expense	0.4	—
Total cost of revenues	69.7	70.0
Gross profit	14.2	20.7

Selling, general and administrative expenses	15.1	16.4
Stock compensation expense	0.5	—
Contingent acquisition consideration	0.1	—
Operating income (loss)	(1.5)	4.3
Other income (expense), net	0.1	0.1
Income (loss) from continuing operations before income taxes	(1.4)	4.4
Provision (benefit) for income taxes	(0.4)	1.7
Income (loss) from continuing operations	(1.0)	2.7
Income from discontinued operations, net of taxes	0.2	0.9
Net income (loss)	$(0.8)	$3.6

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$0.04
Income from discontinued operations, net of taxes	0.00	0.01
Net income (loss)	$(0.01)	$0.05

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$0.04
Income from discontinued operations, net of taxes	0.00	0.01
Net income (loss)	$(0.01)	$0.05

Weighted average common shares outstanding
Basic	72.3	73.7
Diluted	72.3	75.9

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